Exhibit 99.1 News Release

Newell Brands Announces Chief Financial Officer Chris Peterson Named President & CFO

ATLANTA, GA – May 5, 2022—Newell Brands Inc. (NASDAQ: NWL) announced today that Chris Peterson, Chief Financial Officer & President, Business Operations, has been named President & Chief Financial Officer, effective immediately. He will continue to lead all aspects of the company’s financial operations and maintain oversight of Supply Chain, Procurement, IT, Real Estate and Global Business Services. Chris will continue to report to the company’s Chief Executive Officer, Ravi Saligram.

“I am very pleased to announce that Chris Peterson has been appointed President & Chief Financial Officer of Newell Brands and congratulate him on this well-deserved recognition. Chris has been an excellent partner to the Business Unit CEOs and me in the turnaround journey as we create a new Newell that drives sustainable, profitable growth,” Newell Brands’ CEO Ravi Saligram stated. Since joining Newell in 2018, Peterson has led the company’s complexity reduction efforts including SKU rationalization, consolidating multiple ERP systems, eliminating unnecessary applications and reducing legal entities.

“Chris is driving operational excellence through a clear focus on automation, productivity improvements and leading Project Ovid, Newell’s supply chain transformation. He has been a driving force behind strengthening Newell’s balance sheet and meaningfully improving cash flow, reducing the cash conversion cycle from 115 days to 68 in the last three years. Under his leadership, our leverage ratio has steadily come down and S&P recently upgraded us to investment grade,” Saligram continued. “I also personally appreciate Chris’s steady hand and proactive execution in steering the organization through a difficult period of supply constraints and high inflation. I look forward to continuing to work closely with him on strategic and enterprise-wide initiatives to drive shareholder value.”

Prior to joining Newell Brands, Peterson held key senior executive roles at Procter & Gamble, Ralph Lauren and Revlon Inc. where he was Chief Operating Officer, Operations and Chief Financial Officer. Peterson is currently a Board Member at BJ’s Wholesale Club and Chair of its Audit Committee. He began his professional career in investment banking at Smith Barney Harris Upham & Co, Inc. and has a Bachelor of Science from Cornell University in Operations Research and Industrial Engineering.

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About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

6655 Peachtree Dunwoody Road	NASDAQ: NWL	1
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000

News Release

Contacts

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions, including statements regarding the sustainability of profitable growth. Actual events may differ materially. Please refer to the cautionary statements set forth in the “Forward-Looking Statements” section and under the caption “Risk Factors” in Newell Brands’ Annual Report on Form 10-K for factors that could affect our business.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

“Leverage ratio” is a liquidity measure calculated as the ratio of net debt (defined as total debt less cash and cash equivalents) to normalized EBITDA. The company’s management believes that “normalized” EBITDA and “normalized” net income, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as pro forma normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com	2